Exhibit 10.13
PROMISSORY NOTE
$35,000,000 December 28, 2015

Loan and Rate:
For value received, GAMCO Investors, Inc., a Delaware corporation (the “Borrower”), promises to pay to GGCP, Inc., a Wyoming corporation (the “Lender”), or to Lender’s order, the principal amount of thirty-five million U.S. Dollars ($35,000,000), and to pay interest thereon from the date hereof at an annual rate equal to the 90-day LIBOR annualized rate plus 3.25%, reset on the last day of each calendar quarter commencing on March 31, 2016, on the terms and subject to the conditions set forth below.
Payment:
The Borrower shall pay the Lender a one-time fee in the amount of one-tenth of one percent (0.1%) of the principal amount of this Note, or thirty-five thousand U.S. Dollars ($35,000), in the form of immediately available funds not later than January 15, 2016.
Interest on the outstanding principal amount under this Note shall be paid in arrears in quarterly installments on the last day of each calendar quarter commencing on March 31, 2016, or at such other time or times as may subsequently be agreed to by the Lender and the Borrower.
This Note shall mature and the principal amount due hereunder shall be repaid in full one (1) year from the date hereof, on December 28, 2016.
             The Borrower may at any time and without penalty repay all or any portion of the outstanding principal amount of this Note together with all accrued and unpaid interest on the principal amount of this Note that is repaid.
The Borrower shall not make any prepayment of interest or principal on its debt existing as of this date to Associated Capital Group, Inc. prior to the repayment of the entirety of the outstanding principal amount of this Note, plus any accrued and unpaid interest thereon.
Default:
In the event that any payment of interest or principal is not received by the Lender within ten (10) business days of the date on which such payment is due hereunder, that shall constitute a default and the outstanding principal balance together with all accrued and unpaid interest plus any other amounts then owing pursuant to this Note shall, unless such default is cured within three (3) business days and to the extent permitted by law, thereafter bear interest at the annual rate of fifteen percent (15%). If any default occurs in any payment due under this Note, the Borrower shall pay all reasonable costs and expenses, including attorneys’ fees and expenses, incurred by the Lender in collecting or attempting to collect the indebtedness under this Note.

Assignment
Neither the Lender nor the Borrower may assign any of its rights or obligations hereunder without the consent of the other party.
Governing Law:
This Note shall be governed by and interpreted in accordance with the laws of the State of New York without regard to its conflict of law principles.

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered as of the day and year first above written.

BORROWER:
GAMCO INVESTORS, INC.,
By: /s/ Kieran Caterina
Name: Kieran Caterina
Its: Senior Vice President and Co-Chief Accounting Officer

LENDER:
GGCP, INC.,
By: /s/ Silvio Berni
Name: Silvio Berni
Its: Vice President and Controller